Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form S‑8 (No. 333-201453, No. 333-198115, No. 333-198112, No. 333-208922, No. 333-215601) and Form S-3 (No. 333-207059, No. 333-214033) of Roka Bioscience, Inc. of our report dated March 20, 2017 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
March 20, 2017